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                                                                   Exhibit 10.24

                   VOLUNTARY RETIREMENT AGREEMENT AND RELEASE

In consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby mutually acknowledged, Allstate Insurance Company ("Allstate") on its own behalf and on behalf of its officers, directors, agents, servants, employees, stockholders and assigns, its subsidiaries, parents and affiliates, and all other persons, firms, associations and corporations jointly or severally liable with it, and Louis G. Lower, II ("Mr. Lower") presently an employee of Allstate, do hereby enter into this Voluntary Retirement Agreement and Release ("Agreement") and do hereby mutually covenant and agree as follows:

          1. Effective as of the close of business on January 31, 2000, Mr. Lower shall be relieved of all duties, obligations, and responsibilities of his present employment with Allstate and shall be placed on a personal leave of absence. Mr. Lower's personal leave of absence shall continue thereafter, to and including July 31, 2000. Mr. Lower shall be entitled to no further compensation, severance, salary, wage, bonus, stock option grants, vacation allowance or other form of remuneration or consideration except as hereinafter set forth in paragraph 2 of this Agreement. As of the close of business on July 31, 2000, Mr. Lower shall retire and shall be entitled to all benefits attributable to retirement status under Allstate employee benefit programs.

               Nothing in this Agreement may be read to alter or amend any terms or conditions of Mr. Lower's employment with Allstate other than those specified in this Agreement. All other employment policies continue in effect with regard to Mr. Lower's employment.

          2. Following Mr. Lower's retirement on July 31, 2000, Allstate agrees to pay Mr. Lower the lump sum of $1,679,200.00, subject to federal, state, FICA, and other applicable tax deductions. As of January 31, 2000, Mr. Lower shall be entitled to receive no further stock option grants, should the Board of Directors approve stock option grants for option eligible employees such as Mr. Lower. Should Mr. Lower die after January 31, 2000 and before all payments have been made pursuant to this paragraph, the total unpaid balance of the payments and any awarded cash bonus provided for in this paragraph shall be paid in lump sum(s) to Mr. Lower's estate. Mr. Lower shall remain eligible to receive any cash bonus that may be awarded to him in


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               accordance with the terms of Allstate Annual Executive Incentive
               Compensation Plan for the 1999 performance year only, which cash bonus, if awarded to the category of employees which includes Mr. Lower, shall be paid in or about March, 2000. Mr. Lower shall also remain eligible to receive any cash bonus that may be awarded to him in accordance with the terms of the Allstate Long-Term Executive Incentive Compensation Plan for the 1997 - 1999 performance cycle only, which cash bonus, if awarded to the category of employees which includes Mr. Lower, shall be paid in or about March, 2000.

               Without limiting the effect of any other provision of this Agreement, the payments referred to in this Agreement shall not restrict Mr. Lower's right at any time to seek employment apart from Allstate, or its subsidiaries, or to accept such employment, and any such employment by Mr. Lower will not affect his right to obtain the various payments and benefits provided in this Agreement. Mr. Lower shall not, however, seek employment at any time following his retirement with any Allstate office, subsidiary, or affiliate.

          3. The exercisability of the Awards granted to Mr. Lower under The Allstate Corporation Equity Incentive Plan ("the Plan") on or prior to January 31, 2000 shall be accelerated to July 31, 2000, subject to the approval of the Compensation and Succession Committee of the Board of Directors of The Allstate Corporation in exercise of its authority under the Plan to accelerate the exercisability of Awards granted under the Plan.

          4. Mr. Lower shall return his current company-owned vehicle to Allstate by January 31, 2000, or he may purchase his current company-owned vehicle, should he so desire, in accordance with the provisions of the Company Car Manual, at any time on or before January 31, 2000.

          5. Mr. Lower agrees that company information assets such as trade secrets, copyrights, data files, and proprietary information, regardless of media or form, are the property of Allstate and their confidentiality and integrity must be respected. Mr. Lower shall return all company property and all copies, including but not limited to, files, data, studies, software, and equipment, to Allstate, on or before January 31, 2000. Except as may be required by law or process, Mr. Lower will forever hold in strict confidence all such information and shall notify Allstate


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               promptly should he become aware of any unauthorized disclosure of such information. Mr. Lower acknowledges that use or disclosure of such information may lead to irreparable damage to Allstate, and agrees that Allstate may take any action at Allstate's discretion to protect company assets.


          6. In return for the consideration set forth in this Agreement, none of which Mr. Lower would be entitled to if he did not voluntarily enter into this Agreement, Mr. Lower for himself, his heirs, representatives, administrators, and assigns does hereby release and forever discharge Allstate, its officers, directors, agents, servants, employees, stockholders and assigns, its subsidiaries, parents and affiliates, and all other persons, firms, associations and corporations who are or may be jointly or severally liable with it, of and from any and all claims, demands, actions and causes of action, whether presently known or unknown, arising from, or in any way related to, Mr. Lower's employment with Allstate and the termination thereof. Mr. Lower does hereby agree and covenant not to bring, or assist in bringing, any claim, action, cause of action or proceeding against Allstate, or any of the persons, firms, associations, or corporations herein released, directly or indirectly, regarding, or in any way related to, any of the matters released hereby or otherwise referred to herein. This release applies to all claims, demands, actions, and causes of action whether presently known or unknown, existing at the time this Agreement is executed, including, without limitation, such rights and claims that Mr. Lower has or may have under the Age Discrimination in Employment Act of 1967. Mr. Lower does hereby expressly waive any and all rights or claims which he has or may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Sections 621-634) or any similar law or rule of any other jurisdiction, to the full extent that he may waive such rights and claims pertaining to the matters released herein. The Age Discrimination in Employment Act of 1967 provides, in pertinent part, as follows:

                    It shall be unlawful for an employer--

                    (1) to fail or refuse to hire or to discharge any individual or otherwise discriminate against any individual with respect to his compensation, terms, conditions, or privileges of employment, because of such individual's age;

                    (2) to limit, segregate, or classify his employees in any way which would deprive or tend to


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                    deprive any individual of employment opportunities or
                    otherwise adversely affect his status as an employee, because of such individual's age; or

                    (3) to reduce the wage rate of any employee in order to comply with this chapter.

               29 U.S.C. Section 623(a). Mr. Lower further understands that Allstate reserves the right to setoff the sums paid to him by Allstate as consideration for this Agreement against any recovery received by Mr. Lower in the event he pursues any action, proceeding, complaint or charge, as proscribed herein.

          7. Through January 31, 2001, Mr. Lower agrees that he will neither solicit for employment nor hire for employment by an employer other than Allstate any current Allstate Life and Savings employee or any bonus or officer level employee of Allstate.

          8. Mr. Lower agrees to make himself available to and cooperate with Allstate in any Allstate internal investigation or administrative, regulatory, or judicial proceeding in which he is or may be witness. Such cooperation by Mr. Lower is understood to include, but not be limited to, making himself available to Allstate upon reasonable notice for interviews and factual investigations, appearing at Allstate's request for the purpose of giving testimony without requiring service of a subpoena or other legal process, volunteering to Allstate pertinent information, and turning over to Allstate all relevant documents which are or may in the future come into Mr. Lower's possession. In the event that Allstate asks for Mr. Lower's cooperation in accordance with this paragraph, Allstate agrees to reimburse Mr. Lower for reasonable travel expenses, including lodging and meals, upon submission of receipts to Allstate for such expenses.


          9. The existence and terms of this Agreement are to be held in strict confidence by each of the parties, and discussions by either party shall be limited to those parties reasonably necessary for accounting purposes, tax purposes, securing of employment, government benefits, loans, or in any other case where it is reasonably necessary or required by law. In those circumstances, those persons to whom such communication is made will be put on notice of the confidentiality of the Agreement. Allstate may, without violating this confidentiality


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               clause, advise its senior management and Board members of this
               Agreement and make such communication within the Company as it deems necessary; Mr. Lower may, without violating this confidentiality clause, inform his wife and the members of his immediate family of the terms of this Agreement and inform any future employer of any portions of this Agreement as limit his activities on behalf of such a future employer.


          10. In the event that any part, term or provision of this Agreement is declared or determined to be unlawful or unenforceable, such holding will in no way affect the lawfulness or enforceability of the remaining provisions, and the unlawful or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

          11. Allstate and Mr. Lower agree that Mr. Lower may revoke this Agreement if, within seven (7) calendar days from the date this Agreement is executed, Mr. Lower provides written notice to Allstate of his intention to revoke the Agreement. Accordingly, this Agreement shall not become effective or enforceable until seven (7) calendar days have passed after its execution.

          12. Mr. Lower and Allstate further warrant and acknowledge that Mr. Lower was given 21 calendar days, from the date this Agreement was presented to him, in which to consider this Agreement prior to its execution. It is further acknowledged that Mr. Lower was advised in writing to consult with an attorney prior to executing this Agreement. Mr. Lower and Allstate further warrant and acknowledge that they have each read, reviewed, and fully considered the terms of this Agreement, have made such investigation of the facts pertinent hereto as each deems necessary and appropriate, and fully understand the terms and effect of this Agreement and execute the same freely of their own accord. Mr. Lower and Allstate hereby acknowledge that the terms of this Agreement are contractual, and not a mere recital, and are the result of mutual consent to, and understanding of, the terms of this Agreement. This Agreement contains the entire agreement between the parties, and each acknowledge that there are no other agreements or understandings between them except as expressly provided for herein. This Agreement is to be governed by the law of the State of Illinois.


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          13.  As of the effective date of this Agreement, this Agreement sets forth all compensation, salary, benefits, and bonuses for which Mr. Lower is entitled notwithstanding any other agreements signed by Mr. Lower, including but not limited to, the Change of Control Employment Agreement among The Allstate Corporation, Allstate Insurance Company and Louis G. Lower, II. Consequently, as of the effective date of this Agreement, the terms of the Change of Control Employment Agreement and any other similar agreement signed by Mr. Lower shall be given no force or effect. Nothing in this Agreement shall be read to limit, restrict, or impact in any way, any right or benefit, including any retirement benefit, which has already vested in Mr. Lower as of the effective date of this Agreement.

          14. In the event that Allstate is purchased, merged, experiences a change in control, or otherwise reorganizes itself into a new entity before it has fulfilled all of its obligations under this Agreement, the obligations undertaken by Allstate in this Agreement will be binding on any such purchaser, successor, or new entity. In addition, in such event, the obligations undertaken by Mr. Lower in regard to Allstate will remain binding on Mr. Lower, but will be owed to the purchaser, successor, or new entity.

               IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement on this 6th day of January, 2000.


                                                   /S/ LOUIS G. LOWER, II
                                                   ----------------------
                                                   Louis G. Lower, II

                                                   ALLSTATE INSURANCE COMPANY


                                                        By: /s/Robert W. Pike



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